UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2026

I-ON Digital Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-54995	46-3031328
(State of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification Number)

1244 N. Stone Street, Unit 3

Chicago, Illinois 60610

(Address of principal executive offices) (Zip code)

(866) 440-2278

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2026, the Board of Directors (the “Board”) of I-ON Digital Corp. (the “Company”) approved the I-ON Digital Corp. 2026 Equity Incentive Plan (the “2026 Plan”). The 2026 Plan is designed to help the Company secure and retain services of employees, directors, and consultants, provide incentives for maximum effort, and allow participants to benefit from increases in the value of the Company’s stock. The 2026 Plan provides for eight categories of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards. Pursuant to the 2026 Plan, 100,000 shares of the Company’s Series E Convertible Preferred Stock (the “Series E Shares”) are reserved for issuance pursuant to awards granted under the 2026 Plan (the “Share Reserve”). In addition, the Share Reserve will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2027, in an amount equal to 4% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year.

The foregoing description of the 2026 Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2026 Plan which is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Also on June 8, 2026, the Company granted stock options to purchase an aggregate 66,750 shares of Series E Shares under the 2026 Plan to certain officers, employees, and service providers of the Company. The options were granted at an exercise price of $145 per share, based upon the closing price of the Company’s common stock on Friday June 5, 2026 of $0.29 multiplied by the conversion rate of 500 to 1. The following is a summary of the material terms of the option grants made under the 2026 Plan.

Named Executive Officers and Key Personnel

Carlos X. Montoya — Mr. Montoya received options to purchase 18,000 Series E Shares vesting in equal quarterly installments over two years commencing on the Vesting Date, subject to Mr. Montoya’s Continuous Service as of each such date, with 100% of the shares subject to the option vesting upon a Change in Control. Mr. Montoya also received a performance-based option to purchase an additional 2,000 Series E Shares, which vest 100% upon completion of a Nasdaq uplisting and achievement of a $7.50 stock price maintained for a minimum of 10 days running, combined with successful completion of a merger and acquisition initiative involving a strategic banking or technology partnership.

Ken Park — Mr. Park received options to 9,000 Series E Shares vesting in equal quarterly installments over two years commencing on the Vesting Date, subject to Mr. Park’s Continuous Service as of each such date, with 100% of the shares subject to the option vesting upon a Change in Control. Mr. Park also received a performance-based option to purchase an additional 2,000 Series E Shares, which vests 100% upon development and Board approval of a Market Penetration Strategy to position the Company as a category leader in gold-backed digital assets (including reaching 100,000 site visitors per month), establishing institutional partnerships and tokenization revenue of a minimum of $5 million in direct revenues, developing a community ecosystem and investor growth goals, scaling an open finance platform with 10,000 accredited investor sign-ups, and revenue acceleration via business development of a minimum of five new banking partnerships.

Brad Hoffman — Mr. Hoffman received options to purchase 5,000 Series E Shares vesting in equal quarterly installments over two years commencing on the Vesting Date, subject to Mr. Hoffman’s Continuous Service as of each such date, with 100% of the shares subject to the option vesting upon a Change in Control. Mr. Hoffman also received a performance-based option to purchase an additional 2,000 Series E Shares, which vests 100% upon development and Board approval of an institutional-grade private lending platform for further deployment of funds generated by Company-backed bond activities.

John Jubilee — Mr. Jubilee received options to purchase 2,000 Series E Shares vesting in equal quarterly installments over two years commencing on the Vesting Date, subject to Mr. Jubilee’s Continuous Service as of each such date, with 100% of the shares subject to the option vesting upon a Change in Control. Mr. Jubilee also received a performance-based option to purchase an additional 2,000 Series E Shares, which vests 100% upon completion of a bank acquisition of not less than $500 million in size and equity fundraising of not less than $7.5 million.

Patrick White — Mr. White received options to purchase 2,000 Series E Shares vesting in equal quarterly installments over two years commencing on the Vesting Date, subject to Mr. White’s Continuous Service as of each such date, with 100% of the shares subject to the option vesting upon a Change in Control. Mr. White also received a performance-based option to purchase an additional 2,000 Series E Shares, which vests 100% upon completion of a Nasdaq uplisting and the hiring of certain additional executive officers.

Additional Option Grants

The Company made granted additional option grants made under the 2026 Plan for 20,750 Series E Shares to employees, consultants and third-party service providers.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	I-ON Digital Corp. 2026 Equity Incentive Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2026	By:	/s/ Carlos X. Montoya
Carlos X. Montoya
Chief Executive Officer